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File Pursuant 424(b)5
Reg. No. 333-46434

PROSPECTUS SUPPLEMENT
(To prospectus dated November 1, 2000)

$500,000,000

PHH Corporation

PHH InterNotes®

Due Nine Months or More From the Date of Issue

Terms of the Notes:

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  We plan to sell the notes in a public offering at one or more times with variable terms specified in a pricing supplement.
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  Terms of specific notes may permit or require redemption or repurchase at our option or your option.
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  If we specify in a pricing supplement, notes may contain a provision that requires us, upon request, to repay those notes prior to maturity following the death of the owner of the notes, on the terms and subject to the limitations described in those notes.

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  Payments on the notes will be in U.S. dollars.

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  The notes will have stated maturities of at least nine months or more from the date of issue.

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  The notes will be offered in minimum denominations of $1,000 unless otherwise stated in the pricing supplement.

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  The notes will bear interest at a fixed rate.

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  You should review "Description of Notes" and the pricing supplement for features that apply to your notes.

      The final terms for the notes will be specified in the applicable pricing supplement, and the terms may differ from those described above or herein.

      If we sell all of the notes, we expect to receive proceeds of between $499,000,000 and $485,000,000 after paying the Agents' discounts and commissions of between $1,000,000 and $15,000,000.

      Consider carefully the information under "Risk Factors" on page S-3 of this prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      We will offer the notes through the agents named below. The agents are not required to sell any specific amount of notes but will use their reasonable efforts to sell the notes. We do not intend to list the notes on any securities exchange.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Co-Agents

Charles Schwab & Company Merrill Lynch & Co. Prudential Securities	Salomon Smith Barney UBS PaineWebber Wachovia Securities

The date of this Prospectus Supplement is May 30, 2002

TABLE OF CONTENTS

Prospectus Supplement

FORWARD-LOOKING STATEMENTS	S-3
RISK FACTORS	S-3
SUMMARY OF THE OFFERING	S-4
BUSINESS	S-6
DESCRIPTION OF NOTES	S-12
ERISA CONSIDERATIONS	S-20
PLAN OF DISTRIBUTION	S-21
EXPERTS	S-23

Prospectus

Where You Can Find More Information	2
PHH Corporation	2
Ratio of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of Debt Securities	4
Plan of Distribution	13
Legal Matters	14
Experts	14

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities and soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus supplement, the accompanying prospectus, any pricing supplement and any document incorporated by reference is accurate only as of the date on the front of those documents. Our affairs may have changed since this date.

        InterNotes® is a registered service mark of Incapital Holdings LLC.

FORWARD-LOOKING STATEMENTS

                Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements—statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

                Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

RISK FACTORS

                Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant terms of the notes or financial matters.

Redemption May Adversely Affect Your Return on the Notes

                If your notes are redeemable at our option (as specified in the applicable pricing supplement) or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem certain notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. Our redemption right may also adversely impact your ability to sell your notes as our redemption date approaches.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

                The credit ratings of our PHH Internotes® program may not reflect the potential impact of all risks related to structure and other factors on the value of your notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your notes.

There May Be an Uncertain Trading Market for Your Notes, and Many Factors May Affect the Trading Value of Your Notes

                We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

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  the method of calculating the principal, premium and interest in respect of the notes;
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  the time remaining to the maturity of the notes;
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  the outstanding amount of the notes;
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  the redemption or repayment features of the notes; and
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  the level, direction and volatility of market interest rates generally.

                In addition, there may be a limited number of buyers if and when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

SUMMARY OF THE OFFERING

        This section summarizes the terms of the notes. These terms are described in more detail under the heading "Description of Notes" in this prospectus supplement. Final terms of any particular notes are established at the time of sale and are contained in the pricing supplement relating to those notes. The terms set forth in that pricing supplement may vary from or supersede the terms contained in this summary. In addition to the information in this summary section, you should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. Except as expressly indicated or unless the context otherwise requires, the "Company," "PHH," "we," "our" or "us" means PHH Corporation, a Maryland Corporation, and its subsidiaries.

Issuer	PHH Corporation
Purchasing Agent	Incapital LLC
Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC
Agents	Charles Schwab & Company, Incorporated Merrill Lynch, Pierce, Fenner & Smith Incorporated Prudential Securities Salomon Smith Barney Inc. UBS PaineWebber Inc. First Union Securities, Inc.
Title of notes	PHH InterNotes® (the "notes")
Amount	We may issue up to $500,000,000 of notes in connection with this prospectus supplement.
Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 unless otherwise stated in the pricing supplement.
Status	The notes are our direct, unconditional, unsubordinated and unsecured obligations. The notes rank equally with our other existing and future unsecured and unsubordinated indebtedness.
Maturities	The notes are due at least nine months or more from the date of issue.
Interest	Each note bears interest from the issue date at a fixed rate per year.

Interest on each note is payable monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity.

Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months.
Principal	The principal amount of any notes issued is payable on the maturity date specified for those notes at the corporate trust office of the paying agent or at any other place we may designate.
Redemption and Repayment
Unless otherwise specified in the applicable pricing supplement, the notes are not redeemable at our option, whether for reasons of taxation or otherwise, and are not repayable at the option of the holder prior to maturity. The notes are not subject to any sinking fund.
Survivor's Option
Specific notes may contain a provision that requires us, upon request of a beneficial owner of any such notes who has died, to repurchase or repay those notes prior to maturity. This option will be available only if specified in the pricing supplement and if the notes are held by the beneficial owner or his or her representative for at least six months prior to the request. The right to exercise the Survivor's Option is subject to limits set by us on (1) the total dollar amount of notes for which holders have exercised the Survivor's Option in any calendar year, and (2) the total dollar amount of notes for which an individual holder may exercise the Survivor's Option in any calendar year. Additional details relating to this right are described in the section entitled "Description of Notes—Survivor's Option" in this prospectus supplement.
Sale and Clearance	The notes will be issued in book-entry only form and clear through The Depository Trust Company. We do not intend to issue the notes in certificated form.
Trustee	The trustee for the notes is Bank One Trust Company, N.A.
Selling Group
The selling group for the notes is comprised of the agents named on the cover page of this prospectus supplement and may include certain other broker-dealers and securities firms. The Purchasing Agent and the Agents have entered into a Selling Agent Agreement with us. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The Agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

BUSINESS

                We are a provider of relocation, mortgage and fleet management services. We operate in the following two business segments:

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  Our Real Estate Services segment provides assistance in employee relocations through Cendant Mobility Services Corporation, and provides home buyers with mortgages through Cendant Mortgage Corporation, Century 21 Mortgage, Coldwell Banker Mortgage and ERA Mortgage.
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  Our Fleet Management segment provides fleet management and fuel card services to corporate clients and government agencies through PHH Arval and Wright Express.

                We seek organic growth augmented by the acquisition and integration of complementary businesses and routinely review and evaluate our portfolio of existing businesses to determine if they continue to meet our current objectives. As a result, we are currently engaged in a number of preliminary discussions concerning possible acquisitions, divestitures, joint ventures and related corporate transactions. We intend to continually explore and conduct discussions with regard to such transactions.

                We are a wholly-owned subsidiary of Cendant Corporation. Our principal executive office is located at One Campus Drive, Parsippany, N.J. 07054 (telephone number: (973) 428-9700).

SEGMENTS

                REAL ESTATE SERVICES (48%, 97% and 98% of revenue for 2001, 2000 and 1999, respectively)

                Relocation Business (18%, 50% and 50% of revenue for 2001, 2000 and 1999, respectively)

                Cendant MobilitySM is the leading provider of employee relocation services in the world and assists more than 128,000 affinity customers, transferring employees and global assignees annually, including over 23,000 employees internationally each year in over 125 countries.

                We offer corporate and government clients employee relocation services, such as the evaluation, inspection, selling or purchasing of a transferee's home, the issuance of equity advances (generally guaranteed by the corporate client), certain home management services, assistance in locating a new home, immigration support, intercultural and language training and repatriation counseling. We also provide clients with relocation-related accounting services. Our services allow clients to outsource their relocation programs.

                Clients pay a fee for the services performed and/or permit Cendant Mobility to retain referral fees collected from brokers. The majority of our clients pay interest on equity advances and broker referral fees and reimburse all costs associated with our services, including, if necessary, repayment of equity advances and reimbursement of losses on the sale of homes purchased. This limits our exposure on such items to the credit risk of our corporate clients and not on the potential changes in value of residential real estate. We believe such risk is minimal due to the credit quality of our corporate clients. In transactions where we assume the risk for losses on the sale of homes (primarily government clients), which comprise less than 3% of net revenue for our relocation business, we control all facets of the resale process, thereby limiting our exposure.

                Our group move management service provides coordination for moves involving a large number of employees over a short period of time. Our moving service, with over 72,000 shipments annually, provides support for all aspects of moving an employee's household goods. We also handle insurance and claim assistance, invoice auditing and quality control of van line, driver, and overall service.

                Our affinity services provide real estate and relocation services, including home buying and selling assistance, as well as mortgage assistance and moving services, to organizations, such as insurance and airline companies that have established members. Often these organizations offer our affinity services to their members at no cost. This service helps the organizations attract new members and retain current members. Personal assistance is provided to over 50,000 individuals, with approximately 26,000 real estate transactions annually.

        Growth.    Our strategy is to grow by generating business from corporations and government agencies seeking to outsource their relocation function due to downsizing, cost containment initiatives and increased need for expense tracking. Our growth strategy has been driven by domestic and international acquisitions and market expansion, and we continually explore acquisitions and other strategic corporate transactions that would complement our relocation business.

        Competition.    Competition is based on service, quality and price. We are a leader in the United States, United Kingdom, and Australia/Southeast Asia for outsourced relocations. In the United States, we compete with in-house relocation solutions and with numerous providers of outsourced relocation services, the largest of which are GMAC Relocation Services and Prudential Relocation Management. Internationally, we compete with in-house solutions, local relocation providers and the international accounting firms.

        Seasonality.    The principal sources of revenue of our relocation business are based upon the timing of transferee moves, which are generally lower in the first and last quarter of each year.

        Trademarks and Intellectual Property.    The trademark "Cendant Mobility®" and related trademarks and logos are material to our relocation business. Our subsidiaries in our relocation business actively use these marks and all of the material marks are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as major countries worldwide where this business has significant operations and are owned by us.

                Mortgage Business (30%, 47% and 48% of revenue for 2001, 2000 and 1999, respectively)

                We originate, sell and service residential first mortgage loans in the United States through Cendant Mortgage Corporation, Century 21 Mortgage, Coldwell Banker Mortgage and ERA Mortgage. We also originate retail mortgages for several leading financial institutions including Merrill Lynch Credit Corporation, American Express Centurion Bank, and GE Financial Network. For 2001, Cendant MortgageSM was the second largest purchase lender of retail originated residential mortgages, and the sixth largest retail lender of residential mortgages in the United States. Cendant Mortgage is a centralized mortgage lender conducting its business in all 50 states.

                We market our mortgage products to consumers through:

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  an 800-number teleservices operation under programs for real estate organizations (Phone In®, Move In®) and relocation clients and private label programs for financial institutions;

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  a Web interface, containing educational materials, rate quotes and a full mortgage application;
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  field sales professionals with processing, underwriting and other origination activities generally located in real estate offices around the U.S. equipped with software to obtain product information, quote interest rates and to help customers prepare mortgage applications; and
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  purchasing closed loans from financial institutions and mortgage banks after underwriting the loans.

                Cendant Mortgage customarily sells all mortgages it originates to investors (which include a variety of institutional investors) either as individual loans, mortgage-backed securities or participation certificates issued or guaranteed by Fannie Mae Corp., the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association. Cendant Mortgage earns revenue from the sale of the mortgage loans to investors, as well as on the servicing of the loans for investors. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, and administering our mortgage loan servicing portfolio.

        Growth.    Our strategy is to increase sales by expanding all of our sources of business with emphasis on purchase mortgage volume through our teleservices and Internet programs. The Phone In, Move In program was developed in 1997 and has been established in over 5,600 real estate offices.

                We also will expand our volume of mortgage originations resulting from corporate employee relocations by working with financial institutions which desire to outsource their mortgage origination operations through increased linkage with Cendant Mobility. Each of these growth opportunities is driven by our low cost teleservices platform. The competitive advantage of using a centralized, efficient and high quality teleservices platform allows us to more cost effectively capture a greater percentage of the highly fragmented mortgage marketplace.

        Competition.    Competition is based on service, quality, products and price. Cendant Mortgage has increased its share of retail mortgage originations in the United States to 4.4% in 2001 from 2.1% in 2000. According to Inside Mortgage Finance, the industry leader for 2001 reported a 12.4% share in the United States. Competitive conditions can also be impacted by shifts in consumer preference for variable rate mortgages from fixed rate mortgages, depending upon the current interest rate market.

        Seasonality.    The principal sources of revenue of our mortgage business are based upon the timing of residential real estate sales, which are generally lower in the first calendar quarter each year.

        Trademarks and Intellectual Property.    The trademark "Cendant Mortgage" and related trademarks and logos are material to our mortgage business. Our subsidiaries in our mortgage business actively use these marks and all of the material marks are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as major countries worldwide where this business has significant operations and are owned by us.

                FLEET MANAGEMENT SEGMENT (49% of revenue for 2001)

                On March 1, 2001, we acquired all of the outstanding shares of Avis Group Holdings, Inc., one of the world's leading service and information providers for comprehensive automotive transportation and vehicle management services, for approximately

$994 million. Simultaneous with the acquisition, we distributed the car rental operations of Avis to a Cendant subsidiary not within our ownership structure. Accordingly, we currently own and operate the fleet management business of Avis through PHH Vehicle Management Services LLC (d/b/a PHH Arval), a leader in the fleet management services business, and Wright Express LLC, a leading proprietary fuel card service provider in the United States.

                We provide corporate clients and government agencies the following services and products for which we are generally paid a monthly fee:

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  Fleet Leasing and Fleet Management. Services include vehicle leasing, fleet policy analysis and recommendations, benchmarking, vehicle recommendations, ordering and purchasing vehicles, arranging for vehicle delivery, administration of the title and registration process, as well as tax and insurance requirements, pursuing warranty claims and remarketing used vehicles. We also offer various leasing plans, financed primarily through the issuance of floating rate notes and borrowings through an asset backed structure. In 2001, we leased in excess of 315,000 units. The majority of the residual risk on the value of the vehicle at the end of the lease term remains with the lessee for approximately 97% of the vehicles financed by us in North America.
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  Fuel and Expense Management. For the effective management and control of automotive business travel expenses, we provide charge cards permitting a client's representatives to purchase gasoline or other fleet related products through a network of company-owned, distributor and independent merchant locations. The cards operate as a universal card with centralized billing designed to measure and manage costs. In the United States, Wright Express is the leading fleet charge card supplier with over 160,000 fuel facilities in its network and in excess of 3.1 million cards issued. Wright Express distributes its fleet cards and related offerings through three primary channels:
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the Wright Express® branded universal card, which is issued directly to fleets by Wright Express;
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the private label card, under which Wright Express provides private label fuel cards and related services to commercial fleet customers of major petroleum companies; and
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the co-branded card, under which Wright Express fuel cards are co-branded and issued in conjunction with products and services of partners such as commercial vehicle leasing companies, including PHH Arval.

                Wright Express also issues MasterCard branded fleet, purchasing and travel and entertainment commercial charge cards.

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  Maintenance Services. We offer customers vehicle maintenance charge cards that are used to facilitate repairs and maintenance payments. The vehicle maintenance cards provide customers with benefits such as:
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negotiated discounts off full retail prices through our convenient supplier network;
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access to our in-house team of certified maintenance experts that monitor card transactions for policy compliance, reasonability, and cost effectiveness; and
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inclusion of vehicle maintenance card transactions in a consolidated information and billing database that helps evaluate overall fleet performance and costs.

                We maintain an extensive network of service providers in the United States and Canada to ensure ease of use by the client's drivers.

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  Accident Management Services. We also provide our clients with comprehensive accident management services such as:
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immediate assistance after receiving the initial accident report from the driver (e.g., facilitating emergency towing services and car rental assistance);
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organizing the entire vehicle appraisal and repair process through a network of preferred repair and body shops; and
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coordinating and negotiating potential accident claims.

                Customers receive significant benefits from our accident management services such as:

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convenient coordinated 24-hour assistance from our call center;
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access to our advantageous relationships with the repair and body shops included in our preferred supplier network, which typically provides customers with extremely favorable repair terms; and
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expertise of our damage specialists, who ensure that vehicle appraisals and repairs are appropriate, cost-efficient, and in accordance with each customer's specific repair policy.

                On February 6, 2002, we acquired driversshield.com FS Corp. to compliment our accident management business.

        Growth.    We intend to focus our efforts for growth on the large fleet segment and middle market fleets as well as fee based services to new and existing clients. We also intend to increase cross marketing the products offered by Wright Express and PHH Arval to our customers.

        Competition.    The principal factors for competition in vehicle management services are service, quality and price. We are competitively positioned as a fully integrated provider of fleet management services with a broad range of product offerings. Among providers of outsourced fleet management services, we rank second in North America in the number of leased vehicles under management and first in the number of proprietary fuel and maintenance cards for fleet use in circulation. There are four other major providers of outsourced fleet management services in the United States, GE Capital Fleet Services, Wheels Inc., Automotive Resources International (ARI), and CitiCapital, hundreds of local and regional competitors, and numerous niche competitors who focus on only one or two products and do not offer the fully integrated range of products provided by us. In the United States, it is estimated that only 50% of fleets are leased by third-party providers. The unpenetrated demand and the continued focus by corporations on cost efficiency and outsourcing will provide the growth platform in the future.

        Intellectual Property.    The service marks "Wright Express," "WEX," "PHH" and related trademarks and logos are material to our fleet services business. Wright Express, PHH Arval and their licensees actively use these marks. All of the material marks used by Wright Express and PHH Arval are registered (or have applications pending for registration) with the United States Patent and Trademark Office. All of the material marks used by PHH Arval are also registered in major countries throughout the world where the fleet management services are offered by Arval PHH. We own the marks used in Wright Express' and PHH Arval's business.

        Seasonality.    The fleet management services businesses are generally not seasonal.

GEOGRAPHIC SEGMENTS

                Financial data for geographic segments are reported in Note 18 to our Consolidated Financial Statements included in Item 8 of our Form 10-K for the year ended December 31, 2001 and incorporated by reference into the registration statement of which this prospectus is a part.

REGULATION

REAL ESTATE REGULATION.

        The federal Real Estate Settlement Procedures Act (RESPA) and state real estate brokerage laws restrict payments which real estate and mortgage brokers and other parties may receive or pay in connection with the sales of residences and referral of settlement services (e.g., mortgages, homeowners insurance, title insurance). Such laws may to some extent restrict preferred alliance arrangements involving our mortgage business and relocation business. Our mortgage business is also subject to numerous federal, state and local laws and regulations, including those relating to real estate settlement procedures, fair lending, fair credit reporting, truth in lending, federal and state disclosure and licensing. Currently, there are local efforts in certain states which could limit referral fees to our relocation business.

                It is a common practice for online mortgage and real estate related companies to enter into advertising, marketing and distribution arrangements with other Internet companies and Web sites, whereby the mortgage and real estate related companies pay fees for advertising, marketing and distribution services and other goods and facilities. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject.

INTERNET REGULATION.

        Although our business units' operations on the Internet are not currently regulated by any government agency in the United States beyond regulations discussed above and applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet in ways not currently applied. Regulatory and legal requirements are subject to change and may become more restrictive, making our business units' compliance more difficult or expensive or otherwise restricting their ability to conduct their businesses as they are now conducted.

FLEET REGULATION.

        We are subject to federal, state and local regulations including those relating to taxing and licensing of vehicles.

DESCRIPTION OF NOTES

                The following description of the terms of our PHH InterNotes® supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. If any specific information in this description is inconsistent with the description of the more general terms of the debt securities contained in the prospectus, you should rely on the information contained in this prospectus supplement. The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

General

                We will issue the notes under an Indenture, dated as of November 6, 2000 (the "Base Indenture", such Base Indenture as supplemented by Supplemental Indenture No. 1, dated as of November 6, 2000, and Supplemental Indenture No. 3, dated as of May 30, 2002, being referred to herein as the "Indenture"), between us and Bank One Trust Company, N.A., as trustee. At the date of this prospectus supplement, the aggregate principal amount of notes offered pursuant to this prospectus supplement is limited to $500,000,000. This amount may be increased by us by appropriate corporate action if in the future we determine that we wish to sell additional notes and may be reduced by an amount equal to the gross proceeds from the sales of other debt securities pursuant to the registration statement of which the accompanying prospectus is a part. The statements in this prospectus supplement concerning the notes and the Indenture may not contain all of the information that is important to you. Accordingly, you should carefully read the provisions of the Indenture, which is incorporated by reference into this prospectus supplement in its entirety, including the definitions of terms used in this prospectus supplement without definition. We have filed a copy of the Indenture with the Securities and Exchange Commission.

                The notes will be unsecured obligations of ours and will rank prior to all of our present and future unsecured and subordinated indebtedness and on an equal basis with all of our other present and future unsecured and unsubordinated indebtedness. As of March 31, 2002, the aggregate amount of outstanding indebtedness which would rank equally with the notes, including medium-term notes, commercial paper and commercial bank loans, was $2,049,555,000. However, under general equitable principles, our right and the right of our creditors, including the holders of notes, to participate in any distributions of the assets of our subsidiaries, if we were to be liquidated, is likely to be subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of any subsidiary may be recognized or our subsidiaries were to be consolidated with us in any liquidation. As of March 31, 2002, our subsidiaries had $3,716,464,000 of outstanding indebtedness, excluding indebtedness owed to us or our other subsidiaries.

                The Base Indenture does not limit the aggregate principal amount of debt securities which we may issue and permits debt securities to be issued in one or more series up to the aggregate principal amount which we may authorize from time to time. As of March 31,

2002, $662,649,000 aggregate principal amount of our medium-term notes was outstanding. We may, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities under the Base Indenture.

                We will offer the notes on a continuing basis. The notes will have a stated maturity of at least nine months or more from the date of issue and may be subject to redemption or repayment prior to stated maturity at the price or prices specified in the applicable pricing supplement. The maturity means the date on which the principal of the note or an installment of principal becomes due and payable as provided in the note, whether at the stated maturity date, call for redemption or otherwise.

                We may offer the notes at different interest rates depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction. We may change interest rates or interest rate formulas from time to time but no change will affect any note previously issued or which we have agreed to sell.

                Each Note will be issued as a book-entry note. Notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement. Unless we indicate otherwise in the applicable pricing supplement, the interest payment dates and regular record dates for the notes shall be those described below under "Payment of Principal and Interest."

                The pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

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  the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

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  the date on which the note will be issued to the public;

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  the maturity date of the note;

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  the rate at which the note will bear interest;

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  the interest payment frequency;

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  the purchase price, Purchasing Agent's concession and net proceeds to us;

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  whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the purchaser as described under "—Survivor's Option";

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  if the note may be redeemed at our option or repaid or repurchased by us at the option of the holder prior to its maturity date and the provisions relating to such redemption, repayment or repurchase; and

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  any other terms of the note not inconsistent with the provisions of the applicable indenture.

                We refer to the notes in the accompanying prospectus as "debt securities." For a description of the rights attaching to different series of debt securities under the Base Indenture, see "Description of Debt Securities" in the accompanying prospectus.

Payment of Principal and Interest

                Payments of principal, premium, if any, and interest on global notes will be made to the depositary by wire transfer, either in same day funds or in next day funds. See "—Global Notes" below. We have the option, however, to pay interest, other than at maturity, by check mailed to the address of the person in whose name the applicable note is registered at the close of business on the relevant regular record date as shown on the applicable security register.

The global notes will be registered in the name of the depositary or a nominee of the depositary. A holder of $10,000,000 or more in aggregate principal amount of notes of like tenor and term has the right to receive interest payments other than an interest payment due at maturity by wire transfer of immediately available funds to a designated account maintained in the United States, so long as the trustee has received proper instructions in writing from that holder on or prior to the applicable regular record date. The interest payment instructions will remain in effect until revoked or changed by written instructions received by the trustee from the holder. Any written revocation or change which is received by the trustee after a regular record date and before the related interest payment date will not be effective with respect to the interest payable on that interest payment date. Interest will be payable on each interest payment date specified in the note on which an installment of interest is due and payable and at maturity. If the original issue date of a note is between a regular record date and the related interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date to the registered holder on the next succeeding regular record date unless we specify otherwise in the applicable pricing supplement.

                Unless we specify otherwise in an applicable pricing supplement, interest payments will be equal to the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for, or from and including the date of issue, if no interest has been paid with respect to the note, to but excluding the applicable interest payment date. Interest payable at maturity will be payable to the person to whom the principal of the note will be paid.

                We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes in respect of which such payments are made.

                Unless otherwise specified in the applicable pricing supplement, the interest payment dates for the notes will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

                The regular record date for any interest payment date is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date.

                As used in the prospectus supplement, business day means, with respect to any note, unless the pricing supplement relating to that note states otherwise, any weekday that is (1) not a legal holiday in New York, New York or Chicago, Illinois and (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

                Unless we specify otherwise in an applicable pricing supplement:

  •
  Each note will bear interest from the date of issue at the rate stated on the face of the note;

  •
  Each note will bear interest at a fixed rate;

  •
  Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months; and

  •
  Interest on the notes will be paid to the person in whose name the note is registered at the close of business on the regular record date.

                If any interest payment date or the maturity of a note falls on a day that is not a business day:

•
the payment will be made on the next business day as if it were made on the date such payment was due; and

•
no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity.

Redemption and Repayment

                Unless we specify otherwise in an applicable pricing supplement, we will not redeem the notes prior to their stated maturity. If we so specify in an applicable pricing supplement with respect to a note or notes, we will have the right to redeem the note or notes on or after the date set forth in the pricing supplement, either in whole or from time to time in part, at our option, at the redemption price or prices specified in the applicable pricing supplement, together with interest accrued thereon to but excluding the date of redemption, on notice given not more than 60 days nor less than 30 days prior to the date of redemption. The redemption price with respect to each note subject to redemption prior to stated maturity will be fixed at the time of sale and set forth in the applicable pricing supplement and in the applicable note.

                Unless we specify otherwise in an applicable pricing supplement, the notes will not be subject to repayment at your option. If we so specify in an applicable pricing supplement with respect to a note or notes, the note or notes will be subject to repayment at your option in accordance with the terms of the notes on their respective optional repayment dates fixed at the time of sale and set forth in the applicable pricing supplement and in the applicable note. On any optional repayment date with respect to a note, the note will be repayable in whole or in part at your option at a price specified in the applicable pricing supplement, together with interest thereon payable to the optional repayment date, on notice given by you to us not more than 60 days nor less than 30 days prior to the optional repayment date.

                The depositary or the depositary's nominee will be the holder of the note and therefor will be the entity through which you may exercise a right to repayment. In order to ensure that the depositary or the depositary's nominee will timely exercise a right to repayment with respect to a particular note, you must instruct the broker or other direct or indirect participant through which you hold an interest in the note to notify the depositary of your desire to exercise a right to repayment. The depositary would then notify the trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, you should consult your broker or other direct or indirect participant through which you hold an interest in a global note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the depositary.

                Unless we specify otherwise in an applicable pricing supplement, the notes will not be subject to any sinking fund.

Survivor's Option

                The "Survivor's Option" is a provision in a note pursuant to which we agree to repay or repurchase that note, if requested, following the death of the beneficial owner of the note, so long as the note was held by the beneficial owner or his or her representative at least six months prior to the request. The pricing supplement relating to any note will state whether the Survivor's Option applies to your notes.

                If the Survivor's Option is applicable to a note, upon the valid exercise of the Survivor's Option and the proper tender of the note for repayment or repurchase, we will, at our option, either repay or repurchase that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's beneficial interest in the note plus accrued interest to the date of repayment or repurchase.

                To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner). A beneficial owner of the note is a person who has the right, immediately prior to such person's death, to receive the proceeds from the disposition of the note, as well as the right to receive payment of the principal of the note.

                The death of a person holding a beneficial interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of the note, and the entire principal amount of the note so held will be subject to repayment or repurchase. However, the death of a person holding a beneficial interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to the such deceased person's interest in the note.

                The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership (described above) of a note will be deemed the death of the beneficial owner of the note for purposes of this provision, regardless of the registered holder of the note, if the beneficial interest can be established to the satisfaction of the trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in the note during his or her lifetime.

                We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted from all deceased beneficial owners in any calendar year to an amount equal to the greater of $1,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor's Option in such calendar year for any individual deceased beneficial owner. In addition, we will not permit the exercise of the Survivor's Option for a principal amount less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

                An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order all such elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment or repurchase pursuant to exercise of the Survivor's Option normally will be repaid or repurchased on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor's Option is May 1, 2002, and interest on that note is paid monthly, we would normally, at our option, repay or repurchase that note on the interest payment date occurring on June 15, 2002, because the May 15, 2002 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered pursuant to a valid exercise of the Survivor's Option is not accepted, the applicable trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note register, that states the reason the note has not been accepted for payment.

                Since the notes are represented by a global note, The Depository Trust Company, as depositary, or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment or repurchase pursuant to exercise of the Survivor's Option for a note, the deceased beneficial owner's authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

  •
  a written request for repayment or repurchase signed by the representative of the deceased beneficial owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

  •
  appropriate evidence satisfactory to the applicable trustee that (a) the deceased was the beneficial owner of the note at the time of death and the interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment or repurchase, (b) the death of the beneficial owner has occurred, (c) the beneficial owner's date of death, and (d) the representative has authority to act on behalf of the deceased beneficial owner;

  •
  if applicable, a properly executed assignment or endorsement;

  •
  if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased's beneficial ownership in such note;

  •
  tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant's entitlement to payment;

  •
  any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of the notes; and

  •
  instructions to such broker or other entity to notify the Depository of such Representative's desire to obtain repayment or repurchase pursuant to exercise of the Survivor's Options.

                In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

                We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

                The broker or other entity will be responsible for disbursing payments received from the trustee to the representative. See "Description of Debt Securities—Global Securities" in the accompanying prospectus.

                Forms for the exercise of the Survivor's Option may be obtained from the trustee.

Modification and Waiver

                Under the indenture, our rights and obligations and the rights of the holders of any debt securities (as defined in the Indenture) may be changed. Any change requires the consent of a majority in principal amount of the holders of the outstanding debt securities of each series. For the purposes of Section 902 and Section 1006 of the indenture all securities issued after the date of this prospectus supplement shall be deemed to constitute debt securities of a single series, unless the supplemental indenture or officers' certificate pursuant to which any debt securities are issued provides otherwise with respect to those debt securities. However, changes can be made without the consent of any holder if the changes do not affect the rights of a holder in any negative way. No changes to the timing of when payments are due, terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Global Notes

                The notes will be issued in whole or in part in the form of one or more fully registered notes which will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or the depositary's nominee. Except as set forth below, a global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

                The depositary has advised us and the agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations, some of which and/or their representatives own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through participants.

                Upon the issuance by us of notes represented by a global note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the agents or by us, if the notes are offered and sold directly by us.

                If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue notes in certificated form in exchange for each global note. In addition, we may at any time determine not to have notes represented by one or more global notes, and, in such event, we will issue notes in certificated form in exchange for the global note or notes representing such notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in certificated form of notes equal in principal amount to its beneficial interest and to have the notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000 and will be issued in fully registered form only.

                For a more complete description of global notes, see "Description of Debt Securities—Global Securities" in the attached prospectus.

ERISA CONSIDERATIONS

                The following is a summary of certain considerations under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to the acquisition, ownership and disposition of the notes. This summary is based upon existing law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of United States federal or state employee benefits laws that may be relevant to all prospective investors in the notes in light of their particular circumstances.

Each prospective investor in the notes is strongly urged to consult his or her own legal advisor as to the U.S. federal employee benefit plan consequences and any other consequences of an investment in the notes.

                A fiduciary of an employee benefit plan subject to ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA prohibits a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the ERISA Plans investing in the general account (e.g., through the purchase of an annuity contract), and such insurance company might be treated as a party in interest with respect to an ERISA Plan by virtue of such investment. Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

                Governmental plans and certain church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the notes. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules as set forth in the Code. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

Prohibited Transactions

                We may be a party in interest or disqualified person with respect to an ERISA Plan investing in the notes. Therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a sale of property by us to the investing ERISA Plan or an extension of credit by the investing ERISA Plan to us. Consequently, before investing in the notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA

Plan should determine either (x) we are not a party in interest or disqualified person with respect to the ERISA Plan or (y) that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the notes or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

                The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan that is investing in the notes include:

  •
  Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

  •
  PTCE 91-38, regarding investments by bank collective investment funds;

  •
  PTCE 84-14, regarding transactions effected by qualified professional asset managers;

  •
  PTCE 96-23, regarding transactions effected by in-house managers; and

  •
  PTCE 95-60, regarding investments by insurance company general accounts (the above are collectively referred to as the "ERISA Investor Exemptions").

                However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

                The notes may not be acquired by any person who is, or who in acquiring such notes is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the notes by any person or entity who is, or who in acquiring such notes is using the assets of (including without limitation, as applicable, an insurance company's general account), an ERISA Plan shall be deemed to constitute a representation by such person or entity to us (x) we are not a party in interest or disqualified person with respect to the ERISA Plan or (y) that such person or entity is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such notes.

PLAN OF DISTRIBUTION

                Under the terms of the Selling Agent Agreement dated May 30, 2002, the notes are being offered on a continuous basis by us to the Purchasing Agent for subsequent resale to the Agents and other dealers. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The Purchasing Agent and each Agent have agreed to use reasonable efforts, consistent with industry standards, to solicit purchases of the notes. We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other Agents as they agree. The concession is payable to the Purchasing Agent in the form of a discount ranging from 0.20% to 3.0% of the non-discounted price for each note sold. The Purchasing Agent also may sell notes to dealers at a discount not in excess of the concession it received from us. We will have the sole right to accept offers to purchase notes and may reject any such offer, in whole or in part.

                The Purchasing Agent and each Agent shall have the right, in its discretion, reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part. The Purchasing Agent and each of the Agents may be deemed to be an "underwriter" within the meaning of the

Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Purchasing Agent and each of the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the Purchasing Agent and each of the Agents for certain expenses.

                Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The Purchasing Agent or the Agents may from time to time purchase and sell notes in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, the Purchasing Agent or the Agents may make a market in the notes, but they are not obligated to do so and may discontinue any market-making activity at any time.

                In connection with an offering of notes purchased by the Purchasing Agent as principal on a fixed offering price basis, the Purchasing Agent will be permitted to engage in certain transactions that stabilize the price of notes. The Purchasing Agent will conduct these activities for the Agents. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the Purchasing Agent creates a short position in notes, i.e., if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the Purchasing Agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

                None of us, the Purchasing Agent or any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, none of us, the Purchasing Agent or any of the Agents makes any representation that the Purchasing Agent or any Agent, as the case may be, will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

                The Purchasing Agent is an investment bank, licensed as a broker-dealer in September, 1999, specifically and exclusively created to deliver original issue fixed income products to the retail investing public. The Purchasing Agent, certain of the Agents and their affiliates engage in transactions with and perform services for us or our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us or any of our affiliates. The commercial banking affiliates of the Purchasing Agent or certain of the Agents may have credit facilities in place with us or our affiliates and may receive all or a portion of the proceeds from the sale of certain of the notes to repay all or a portion of these credit facilities. If required, the offering of the notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the Purchasing Agent, the Agents or their respective affiliates receive proceeds from the sale of the notes to repay such credit facilities.

                From time to time, we may issue and sell other Debt Securities described in the accompanying prospectus, and the amount of notes offered hereby may be subject to reduction as a result of such sales.

                If required, the distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct

Rules of the National Association of Securities Dealers, Inc.

EXPERTS

                The consolidated financial statements of PHH Corporation and subsidiaries incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which expresses an unqualified opinion and includes an explanatory paragraph relating to the modification of accounting for interest income and impairment of beneficial interests in securitization transactions and the accounting for derivative instruments and hedging activities, as discussed in Note 1, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                With respect to the unaudited interim financial information of PHH Corporation and subsidiaries for the periods ended March 31, 2002 and 2001 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Prospectus

PHH CORPORATION

May Offer—

$3,000,000,000
DEBT SECURITIES

        We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2000.

WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act of 1933, we filed a registration statement (No. 333- 46434) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 1999; and

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Treasurer
        PHH Corporation
        6 Sylvan Way
        Parsippany, New Jersey 07054
        (973) 428-9700

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

PHH CORPORATION

        In connection with a merger with HFS Incorporated, on April 30, 1997, we became a wholly-owned subsidiary of HFS. On December 17, 1997, in connection with a merger agreement between CUC International Inc. and HFS, HFS was merged into CUC, with CUC surviving and changing its name to Cendant Corporation. As a result of the merger of HFS and CUC, we became a wholly-owned subsidiary of Cendant.

        As part of Cendant's ongoing evaluation of its business units, we may from time to time explore our ability to make divestitures or acquisitions and enter into related transactions as they arise. No assurance can be given that any divestiture, acquisition or other transaction will be consummated or, if consummated, the magnitude, timing, likelihood or financial or business effect on us of such transactions. Among the factors we will consider in determining whether or not to consummate any transaction is the strategic and financial impact of such transaction on us and our parent company, Cendant.

        In connection with the merger of HFS and CUC, our fiscal year was changed from a year ending on April 30 to a year ending on December 31.

        We are a Maryland corporation. Our principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 428-9700.

General

        Our businesses provide a range of complementary consumer and business services. Currently we operate in two business segments which provide home buyers with mortgages and assist in employee relocations:

        In the mortgage segment, our Cendant Mortgage Corporation subsidiary originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and mortgage banks.

        In the relocation segment, our Cendant Mobility Services Corporation subsidiary is the largest provider of corporate relocation services in the world, offering relocation clients a variety of services in connection with the transfer of a client's employees.

        On June 30, 1999, we completed the disposition of our fleet businesses, under agreement with Avis Group Holdings, Inc. Under this agreement, Avis acquired the net assets of our fleet business through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. Coincident to the closing of the transaction, Avis refinanced the assumed debt under management programs which was payable to us. Accordingly, we also received from Avis $3.0 billion in cash proceeds and a $30 million receivable. Utilizing the cash proceeds from the fleet businesses disposition, we made a cash dividend payment to Cendant totaling $1.1 billion. We recorded a net gain on the sale of discontinued operations of $887 million ($871 million, after tax). The fleet businesses disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under Internal Revenue Code Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the Internal Revenue Service interpretive ruling, we believe that, based upon analysis of current tax law, our position would prevail, if challenged.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Year Ended December 31,				Year Ended January 31,
	2000	1999	1998(2)	1997	1996	1996
Ratio of earnings to fixed charges (1)	2.45x	2.92x	2.78x	**	1.86x	1.82x

(1)
Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance our mortgage services and relocation services activities.

(2)
For the year ended December 31, 1998, income from continuing operations before income taxes includes non-recurring merger-related costs and other unusual credits of $19 million. Excluding such credits, the ratio of earnings to fixed charges is 2.67x.

(**)
Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring merger-related costs and other unusual charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.

USE OF PROCEEDS

        The net proceeds from the sale of the Debt Securities will be used to finance assets we manage for our clients and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any supplement may relate. The particular terms of the debt securities offered by any supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the supplement relating to such offered debt securities. The debt securities are to be issued under an indenture between us and a trustee. A copy of the indenture has been filed with the Commission as indicated in the registration statement. The following summaries of provisions of the indenture may not contain all of the information that is important to you. Accordingly, you should carefully read all the provisions of the indenture which is incorporated by reference into this prospectus in its entirety, including the definitions therein of terms.

General

        The debt securities will be our unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture between us and Bank One Trust Company, N.A., as trustee. Unless we specify a different place in the applicable supplement, principal of and interest, if any, on the debt securities will be payable at the corporate offices of the applicable trustee; provided that payment of interest may be made at our option by check or draft mailed to the person entitled thereto.

        The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of offered debt securities that we may issue and provides that debt securities may be issued thereunder from time to time in one or more series.

        A prospectus supplement relating to a particular series of debt securities will contain some or all of the following terms of the offered debt securities:

  (1)
  the title of the offered debt securities and the series of which the offered debt securities shall be a part;

  (2)
  any limit on the aggregate principal amount of the offered debt securities;

  (3)
  the price, expressed as a percentage of the aggregate principal amount thereof, at which the offered debt securities will be issued;

  (4)
  the date or dates on which the offered debt securities will mature;

  (5)
  the rate or rates, which may be fixed or variable, per annum at which the offered debt securities will bear interest, if any;

  (6)
  the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any;

  (7)
  the dates, if any, on which and the price or prices at which the offered debt securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by us and the other detailed terms and provisions of such sinking and/or purchase funds;

  (8)
  the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or the option of the holder thereof and the other detailed terms and provisions of such optional redemption;

  (9)
  the denominations in which the offered debt securities are authorized to be issued;

  (10)
  whether the principal and/or interest of the offered debt securities is denominated in a currency other than United States dollars;

  (11)
  the identity of the trustee and the indenture under which the offered debt securities are issued; and

  (12)
  any other terms of the offered debt securities.

        Debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates may be issued under the indenture and offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in any supplement relating to those debt securities. The debt securities are not subordinated in right of payment to any other indebtedness of the Company. However, our right and the right of our creditors, including the holders of debt securities, under general equitable principles to participate in any distributions of assets of any subsidiary upon our liquidation or reorganization or otherwise is, unless we substantively consolidate with our subsidiaries, likely to be subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor may be recognized.

        The debt securities will be issued only in fully registered form without coupons. Offered debt securities may be presented at the corporate offices of the applicable trustee for registration of transfer or exchange without service charge, but we may require payment to cover taxes or other governmental charges payable in connection therewith.

        Prospective purchasers of the debt securities should be aware that the indenture does not contain any covenant that would prevent Cendant from removing assets from us or any of our subsidiaries, or that would limit our ability to make advances, pay dividends or make any other distributions to Cendant.

Certain Definitions

        The indenture contains certain restrictions upon our actions and those of some of our subsidiaries. The following terms, among others, are used in the indenture as indicated:

        "Asset Securitization Subsidiary" means (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions, and (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, mortgage loans, relocation assets and related assets under management.

        "Consolidated Net Worth" means, at any date of determination, all amounts which would be included on our balance sheet with our consolidated Subsidiaries under stockholders' equity, in accordance with generally accepted accounting principles in effect from time to time.

        "Debt" means:

  (1)
  all of our and our Subsidiaries' debt, obligations and other liabilities which are includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

  (x)
  accounts payable and accrued expenses,

  (y)
  advances from clients obtained in the ordinary course of the relocation management services business of us and our Subsidiaries and

  (z)
  current and deferred income taxes and other similar liabilities, plus.

  (2)
  without duplicating any items included in Debt pursuant to the foregoing clause (1), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any person other than us or one of our Subsidiaries and

  (3)
  all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any person other than us or one of our Subsidiaries.

        "Lien" means any mortgage, pledge, lien, security interest or encumbrance.

        "Material U.S. Subsidiary" means any Subsidiary which together with our other Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of us and our consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

        "Person" means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Revolving Lien" means any Lien which extends to property in existence on the date of creation of such Lien and also to any property of substantially the same characteristics subsequently acquired in the ordinary course of our business or that of a Material U.S. Subsidiary of ours.

        "Rolling Period" means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

        "Special Purpose Vehicle Subsidiary" means PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business which (i) is, at any one time, a party to one or more lease agreements with only one lessee and (ii) finances, at any one time, its investment in lease agreements or vehicles with only one lender, which lender may be us.

        "Subsidiary" means, with respect to any person, any corporation, association, joint venture, partnership, limited liability company or other business entity of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such person or one or more subsidiaries of such person, or by such person and one or more subsidiaries of such person.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global notes that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

        The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to any depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by such global security. The accounts shall be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security or its nominee or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary, with respect to participants' interests, for the global security or by participants or persons that hold through participants, with respect to beneficial owners' interests.

Limitations on Liens

        We will not, and will not permit any Material U.S. Subsidiary of ours to, incur any Lien to secure Debt without equally and ratably securing the debt securities except:

  (1)
  deposits under worker's compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith by appropriate proceedings, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

  (2)
  purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if:

  (a)
  limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; and

  (b)
  the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted;

  (3)
  Liens and Revolving Liens upon real and/or personal property, each of which Liens or Revolving Liens existed before the time of our acquisition of such property or the company owning such property and was not created in anticipation thereof and any extensions or renewals thereof; provided that no such Lien or Revolving Lien shall extend to or cover any property of us or a Material U.S. Subsidiary other than the respective property so acquired and improvements thereon;

  (4)
  Liens and Revolving Liens upon real and/or personal property of a Person who in connection with our acquisition of the stock or equity of such Person becomes a Material U.S. Subsidiary, each of which Liens or Revolving Liens existed before the time of our acquisition of such Person and was not created in anticipation thereof and any extension or renewal of such Liens; provided that no such Lien shall extend to or cover any property of us or a Material

    U.S. Subsidiary other than the Material U.S. Subsidiary (and its acquired affiliates) so acquired;

  (5)
  Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings

  (a)
  shall not have been commenced (unless fully bonded or otherwise effectively stayed) or

  (b)
  in any event shall be promptly fully bonded or otherwise effectively stayed);

  (6)
  Liens securing Debt of any Material U.S. Subsidiary owing to us;

  (7)
  Liens securing Debt and related obligations, or securing interests in asset sale transactions which could alternatively be characterized as Debt, or securing obligations to pay rent incurred in connection with asset securitization transactions, which Debt or securitized assets are not reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock or equity of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

  (8)
  Liens securing Debt and related obligations of an Asset Securitization Subsidiary issued in asset securitization transactions, which Debt or securitized assets are reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock of such Asset Securitization Subsidiary;

  (9)
  Liens covering only the property or other assets of any Special Purpose Vehicle Subsidiary and securing only the Debt of any such Special Purpose Vehicle Subsidiary;

  (10)
  mortgage liens existing on homes acquired by us or any of our Material U.S. Subsidiaries in the ordinary course of their relocation management business;

  (11)
  other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Debt and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;

  (12)
  Liens covering only the property or other assets of any Subsidiary which principally transacts business outside of the United States;

  (13)
  Liens existing prior to the date of the indenture and any extensions or renewals thereof;

  (14)
  Liens incurred in the ordinary course of business to secure Debt utilized to fund net investment in leases and leased vehicles, equity advances on homes and other assets under management programs; and

  (15)
  Liens to secure Debt not otherwise permitted by any of the clauses (1) through (11) if, at the time any such Liens are incurred, the aggregate amount of Debt secured by such Liens does not exceed $250,000,000.

Restrictions on Sale, Consolidation or Merger

        We will not and will not consolidate with or merge into or transfer all or substantially all of our assets to any other corporation unless the resulting, surviving or transferee corporation assumes all of our obligations under the debt securities and the indenture. Thereafter, all such obligations of the predecessor corporation shall terminate. If upon any such consolidation, merger or transfer any property or assets of us or a Material U.S. Subsidiary would become subject to a Lien securing Debt, then before the consolidation, merger or transfer occurs, we will secure the debt securities equally and ratably with or prior to the Debt secured by such Lien; provided, however, that we will not so secure the debt securities if we or a Material U.S. Subsidiary could incur such Debt and secure it by a Lien on our property or the property of any Material U.S. Subsidiary pursuant to the indenture (see "Limitations on Liens") without equally and ratably securing the debt securities.

Modification and Waiver

        We are permitted, with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, to supplement the indenture to modify the rights of the holders of the debt securities; provided that no such modification shall, without the consent of the holder of each outstanding debt security affected thereby:

  (1)
  change the stated maturity of the principal, or any installment of principal or interest, of any outstanding debt security or change the Redemption Price;

  (2)
  reduce the principal amount of or the rate of interest on or any premium payable on redemption of any outstanding debt security;

  (3)
  modify the manner of determination of the rate of interest so as to affect adversely the interest of a holder or reduce the amount of the principal of an Original Issue Discount Debt Security due and payable upon acceleration;

  (4)
  change the place or currency of payment of principal of or interest, if any, on any debt security;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  (6)
  modify the provisions relating to modification or amendment of the indenture or to waiver of compliance with or defaults of certain restrictive provisions of the indenture, except to increase the percentage in principal amount of Outstanding debt securities required, or to provide that certain other provisions of the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

        The holders of a majority in principal amount of an Outstanding series of debt securities may on behalf of all the holders of such series waive the compliance with certain covenants or waive any past default except:

  (1)
  a default in payment of the principal of (or premium, if any) or interest on any debt security of such series or

  (2)
  a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each Outstanding debt security of such series affected.

        If we specify in an applicable pricing supplement the following, so specified in a supplemental indenture, will apply with respect to the series of debt securities issued under such pricing supplement:

  Limitation on Restricted Payments

        We, (i) shall not, directly or indirectly, declare or pay any dividend, or make any distributions on account of our Capital Stock, and (ii) shall not make, or permit any Subsidiary of ours to make any loan, advance to or investment in Cendant and its subsidiaries (excluding our Subsidiaries) (the transactions described in clauses (i) and (ii) being referred to herein as "Restricted Payments"), if at the time thereof, upon giving effect to such Restricted Payment, our Debt/Equity Ratio exceeds 6.5 to 1.

  Debt/Tangible Equity Ratio

        We shall maintain, as of the last day of each quarter, a Debt/Tangible Equity Ratio of not more than 10.0 to 1.0.

  Definitions

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Debt" means:

  (1)
  all debt, obligations and other liabilities of us and our Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

  (x)
  accounts payable and accrued expenses,

  (y)
  advances from clients obtained in the ordinary course of the relocation management services business of ours and our Subsidiaries and

    (z)
    current and deferred income taxes and other similar liabilities, plus

  (2)
  without duplicating any items included in Debt pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than ours or one of our Subsidiaries and

  (3)
  all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries, provided however, that any debt assumed by us or any of our Subsidiaries in connection with the acquisition of Avis Group Holdings, Inc. ("Avis") (whether by merger with or into Avis or by the guarantee of debt of Avis or its Subsidiaries), which is transferred to Cendant or a Subsidiary thereof (other than PHH and its Subsidiaries) within 90 days of such debt assumption shall not be deemed debt for purposes of the Debt/Equity Ratio or the Debt/Tangible Equity Ratio. In the event that any such debt is not transferred within such 90 day period, such debt will be deemed to have been incurred by PHH on the last day of such 90 day period for purposes of the foregoing ratios.

        "Debt/Equity Ratio" means the ratio of (x) the principal amount of Debt to (y) our Consolidated Net Worth.

        "Debt/Tangible Equity Ratio" means the ratio of (x) principal amount of Debt to (y) Tangible Net Worth.

        "Tangible Net Worth" means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

  Modification and Waiver

        We are permitted, subject to Section 901 of the Indenture, with the consent of the Holders of not less than 66% of the aggregate in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, when authorized by a Board Resolution, to supplement the indenture for the purpose of adding any provisions to or changing in any manner or eliminating the Limitation on Restricted Payments covenant.

Events of Default

        The following shall constitute events of default with respect to debt securities of any series then Outstanding:

  (1)
  default for a period of 30 days in payment of any interest on the debt securities of such series when due;

  (2)
  default in payment of principal of (or premium, if any, on) the debt securities of such series;

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

  (4)
  default in performance of any other covenant in the applicable indenture with respect to a series of debt securities, including violations of the covenants described above relating to limitations on Liens, limitations on certain advances to non-Subsidiaries and restrictions on sales of assets and consolidation or merger of us, continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the Outstanding debt securities of that series; and

  (5)
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default with respect to debt securities of any series shall occur and be continuing, the applicable trustee or the holders of 25% in principal amount of the Outstanding debt securities of such series may declare the principal and accrued interest of all of the debt securities of that series to be due and payable immediately. We will comply with applicable tender offer rules under the Exchange Act in the event that the occurrence of an event of default results in the repurchase of debt securities.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default under the indenture, give to holders of the series of debt securities with respect to which a default has occurred notice of all uncured defaults known to it but, except in the case of a default in the payment of principal (including any sinking fund payment) or premium, if any, or interest on or Redemption Price (if called for redemption) of a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders. The indenture contains a provision entitling the trustee, subject to the duty of such trustee during default to act with the required standard of care, to be indemnified by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such right of indemnification, each indenture provides that the holders of a majority in principal amount of the Outstanding debt securities of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish to the trustees annually a statement as to the fulfillment by us of all of its obligations under the indenture.

        The general provisions of the indenture do not afford holders of our debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. Any covenants or other provisions included in a supplement or amendment to the indenture for the benefit of the holders of any particular series of debt securities will be described in the applicable prospectus supplement.

Concerning the Trustee

        We maintain general banking and credit relations with the trustees in the ordinary course of business.

PLAN OF DISTRIBUTION

        We may sell debt securities to or through underwriters, and also may sell debt securities directly to other purchasers or through agents. The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each supplement may describe the method of distribution of the offered debt securities.

        In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the supplement.

        Under agreements which may be entered into by us, underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

        If so indicated in the supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the offered debt securities are also being sold to dealers acting as principals for their own account, the dealers shall have purchased such offered debt securities not sold for delayed delivery. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL MATTERS

        The validity of each issue of debt securities will be passed upon for us by our counsel, Eric Bock, and certain legal matters will be passed upon for the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented and may continue to represent us in connection with certain legal matters.

EXPERTS

        The consolidated financial statements of PHH Corporation and subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

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